Exhibit 99.1

Pernix Therapeutics Announces Participation in Lead Bid for Acquisition of Worldwide Rights to Contrave® for Weight Loss

MORRISTOWN, N.J. - April 23, 2018 (GLOBE NEWSWIRE) - Pernix Therapeutics Holdings, Inc. (NASDAQ:PTX), a specialty pharmaceutical company, today announced that it has agreed to participate in an investor group (collectively with Pernix, the "Investors") that has entered into a "stalking horse" asset purchase agreement to acquire certain assets of Orexigen Therapeutics, Inc. ("Orexigen"), including worldwide rights to Contrave® (naltrexone HCl / bupropion HCl), a prescription-only weight loss medication, for $75 million in cash.

Pursuant to a non-binding term sheet agreement between Pernix and the investor group (the "Term Sheet"), a newly formed special purpose vehicle ("SPV") capitalized by the Investors has entered into an asset purchase agreement to acquire Contrave and certain other Orexigen assets. Contrave is the most prescribed weight loss brand in the United States. The product was approved by the U.S. Food and Drug Administration in September 2014. Contrave, known as MysimbaTM (naltrexone HCl and bupropion HCl prolonged release) in certain markets outside the U.S., is also marketed in 25 additional countries where it is distributed by a network of partners.

Pursuant to the Term Sheet, should the investor group complete this transaction, Pernix will receive a management fee equal to 5% of net sales derived by the SPV and reimbursement of certain shared services expenses at cost in exchange for assuming responsibility for product distribution in the United States and managing the SPV for an initial term of two years. Pernix would contribute 10% of the capital required to fund the purchase price, or $7.5 million, funded through a draw under its existing delayed draw term loan facility. In addition, the Term Sheet contemplates the issuance of two purchase options to Pernix to acquire up to 49.9% and 100% of the SPV at specified time periods and purchase prices.

"We believe this transaction presents an attractive opportunity for Pernix to invest in a differentiated, market leading product and add to its portfolio of branded medications," said John Sedor, Chairman and Chief Executive Officer of Pernix. "The structure of this transaction enables Pernix to recognize immediate benefits in the form of a management fee and shared services reimbursement, while providing a path to an outright acquisition of Contrave over time that we believe has the potential to create significant shareholder value."

Orexigen has been a debtor pursuant to Chapter 11 of the U.S. Bankruptcy Code since March 2018 and the asset purchase agreement constitutes a "stalking horse bid" in a sale process being conducted under Section 363 of the U.S. Bankruptcy Code. As the "stalking horse bidder", the SPV will be entitled to a break-up fee and expense reimbursement if it ultimately does not prevail as the successful bidder at a subsequent auction for Contrave's assets, currently scheduled for June 26, 2018. The sale itself is subject to approval by the Bankruptcy Court. In addition, completion of the transaction remains subject to higher or better offers at such auction, and customary closing conditions.

About Pernix Therapeutics
Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market.  The Company is currently focused on the therapeutic areas of Pain and Neurology, and has an interest in expanding into additional specialty segments.  The Company promotes its branded products to physicians through its internal sales force and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements including words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions are forward-looking statements.  These statements reflect the Company's current views, expectations and beliefs concerning future events.  In addition, any statements related to Pernix's future strategy and plans with respect to the SPV, the Term Sheet, Contrave or the related U.S. bankruptcy proceeding involving Orexigen, and the anticipated benefits therefrom, contained herein are forward-looking statements. Such plans, expectations and statements are as to future events and are not to be viewed as facts, and reflect various assumptions of management of the Company and are subject to significant business, financial, economic, operating, competitive, litigation and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of the Company) that could cause actual results to differ materially from the statements included herein. The inclusion of forward-looking statements should not be regarded as a representation by Pernix that any of its plans will be achieved.  Investors should note that many factors, including the risks and uncertainties inherent in the outcome of pending litigation and settlement proceedings, as more fully described in Pernix's filings with the Securities and Exchange Commission ("SEC") (including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent filings with the SEC), could affect the Company's future financial results and could cause actual results to differ materially from those expressed in forward-looking statements, such as those contained in this press release.  The forward-looking statements in this press release are qualified by risk factors identified by the Company.  These risk factors, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

CONTACT

 Investor Relations
Bob Yedid
LifeSci Advisors, LLC
 Bob@LifeSciAdvisors.com